Exhibit 99.1

Joint Filing Statement

The undersigned agree as follows:

(i) the attached Schedule 13D is filed on behalf of each of them; and

(ii) each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: April 8, 2013

/s/ Yehuda Zisapel Yehuda Zisapel

Date: April 8, 2013

/s/ Nava Zisapel Nava Zisapel